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                                                                     EXHIBIT 5.1

                         DE BRAUW BLACKSTONE WESTBROEK
                             advocaten & notarissen
                              in samenwerking wet
                          DE BANDT, VAN HECKE & LAGAE

                                 Postbus 75084
                               1070 AB Amsterdam
                                  Tripolis 300
                             Burgerweeshuispad 301
                             Telefoon 020 5771 771
                              Telefax 020 5771 775


                                                Baan Company N.V.
                                                Baron van Nagellstraat 89
                                                3371 LK BARNEVELD
                                                The Netherlands

Amsterdam, August 27, 1997
Our ref.:  276\2008710\opS8-2.566

Ladies and Gentlemen,

                               Baan Company N.V.
                 Registration under the Securities Act of 1933
                         of up to 522,643 common shares
                   in the share capital of Baan Company N.V.

I have acted as legal counsel in respect of the law of the Netherlands to Baan Company N.V. (the "Company"), a company incorporated under the law of the Netherlands with its corporate seat in Barneveld, the Netherlands, in connection with the contemplated issuance of up to 522,643 common shares (the "OPTION SHARES"), each with a nominal value of NLG 0.01, in the share capital of the Company, pursuant to options to be granted by the Company under the Agreement (as referred to in (g)) in exchange for all outstanding rights to acquire shares in the capital of Aurum Software, Inc., which shares are the subject of a registration statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed with the United States Securities and Exchange Commission ("SEC") under the United States Securities Act of 1993, as amended, on or about August 27, 1997.
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In connection herewith I have examined the following documents:

(a) a photocopy of the deed of incorporation of the Company and the text of the articles of association of the Company as most recently amended according to the Extract (as defined below) by deed of amendment executed on May 29, 1996 (the "ARTICLES OF ASSOCIATION"), both as filed with the trade register of the Chamber of Commerce and Industry of Centraal Gelderland, the Netherlands (the "TRADE REGISTER");

(b) an extract (the "EXTRACT") dated August 22, 1997 from the Trade Register with information regarding the Company (provided that it should be noted that certain information included in the Extract, not material for the purpose of rendering this opinion, is incorrect), and confirmed to me by telephone by the Trade Register to be unchanged in all respects material for rendering this opinion on the date hereof;

(c) a copy of the minutes of the general meeting of shareholders of the Company held on April 11, 1996 and a telecopy dated July 17, 1997 of the (unsigned) minutes of the general meeting of shareholders of the Company, held on May 20, 1997;

(d) a telecopy of the minutes of the collective meeting of the board of supervisory directors ("raad van commissarissen") and the board of managing directors ("directie") of the Company held on May 12, 1997;

(e) a telecopy of an executed copy of the resolutions, adopted by the board of supervisory directors of the Company (lastly) on August 20, 1997;

(f) a telecopy of an executed copy of the resolutions adopted by the board of managing directors of the Company (lastly) on August 22, 1997;
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(g)  a telecopy dated July 22, 1997 of an executed copy of an agreement and plan of reorganization, dated May 13, 1997 among the Company, Green Software Acquisition Corporation and Aurum Software, Inc. (the "Agreement");

(h) a telecopy dated August 21, 1997 of an undated draft of the Registration Statement;

(i) a telecopy dated August 7, 1997 of the amended and restated 1995 Aurum Stock Option Plan (as amended on September 11, 1996) and the 1996 Aurum Director Option Plan (together the "Aurum Stock Plans");

My examination referred to above has been limited to the face of the documents.

For the purposes of rendering this opinion I have made the following assumptions:

(i) the signatures on original documents are the genuine signatures of the persons purported to have executed the same and photo and telecopies conform to the originals;

(ii) the Registration Statement has been or will be filed with the SEC substantially in the form of the draft which I have reviewed for the purpose of rendering this opinion as specified under (h) above;

(iii) the resolutions referred to in (e) above have been adopted prior to the resolutions mentioned under (f) above;

(iv) the resolutions as referred to in (d), (e) and (f) below are not contrary to standards of
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        reasonableness and fairness ("redelijkheid en billijkheid") to be observed by a legal entity and those persons, who are pursuant to the law or the articles of association of such legal entity, involved in its organisation;

(v) the Agreement has been duly authorized, executed and delivered by or in name of all the parties thereto and that the Agreement, when duly authorized, executed and delivered, constitutes valid, binding and enforceable obligations of all parties thereto (including the Company) under the laws of the State of Delaware, to which it is expressed to be subject;

(vi) the Option Shares will be issued, offered, sold, delivered, duly accepted by the subscribers therefor, (a) as contemplated and in accordance with (i) any of the Aurum Stock Plans and (ii) the Registration Statement, (b) in accordance with the articles of association of the Company as in force at the time of issuance of any such Option Shares and (c) in accordance with, and with such terms so as not to violate, any applicable law (including, for the avoidance of doubt, any law applicable at the time of such issue, offer, sale, delivery and acceptance);

(vii) the Aurum Stock Plans are duly authorized, executed and delivered by or in the name of all the parties thereto and that the Aurum Stock Plans, when duly authorized, executed and delivered

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                constitute valid, binding and enforceable obligations of all parties thereto (including Aurum Software, Inc.) under any applicable law;

       (viii) upon issue of each Option Share at least a consideration (in cash or in kind) will be paid to the Company for such Option Share with a value equal to the aggregate of (i) the nominal amount thereof and (ii) any premium agreed upon at the issue thereof in accordance with the law of the Netherlands, and that in the event the consideration for an Option Share will be paid in kind each time (i) a description in connection with article 94b paragraph 1 of Book 2 of the Netherlands Civil Code will be prepared by the Company and signed by all members of the board of managing directors of the Company and (ii) a statement in connection with article 94b paragraph 2 of Book 2 of the Netherlands Civil Code will be rendered by the auditors of the Company

         (ix) each time when an Option Share is issued, the authorized capital ("maatschappelijk kapitaal") and the issued capital ("geplaatst kapitaal") of the Company are such that such Option Share can be validly issued;

          (x) shortly upon issue the Option Shares will be admitted to the Official Market of the AEX-Effectenbeurs N.V;

         (xi) no rights to acquire shares in the Company will be granted under or in connection with the Aurum Stock Plans after the date hereof.

I have not investigated the law of any jurisdiction other than the Netherlands and I do not express an opinion on the law of any jurisdiction other than the Netherlands. I only express an opinion on matters of the law of the Netherlands as it stands and has been published as at the date of this opinion. No opinion is expressed on any taxation matters.

Terms and expressions of law and of legal concepts as used in this opinion have the meaning in this opinion attributed to them under the law of the Netherlands and this opinion should be read and understood accordingly.

Based upon the foregoing (including the documents listed above and the assumptions set out above in paragraphs (i) up to and including (xi) and subject to the qualifications listed in paragraphs (aa) up to and including (ff) and subject to any factual matters, circumstances, events or documents not disclosed to me in the
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course of my examination referred to above, I am, at the date hereof, of the following opinion:

1. The Company has been duly incorporated and is validly existing under the law of the Netherlands as a legal entity in the form of a "naamloze vennootschap" (public company with limited liability).

2. The Option Shares have been duly authorized and will be validly issued by the Company in accordance with the law of the Netherlands and the provisions of the Articles of Association applicable thereto and will upon issue will be fully paid up and non-assessable.

The opinions expressed above are subject to the following qualifications:

(aa) Pursuant to Article 3 paragraph 1 of the Netherlands 1995 Act on the supervision of the securities trade ("Wet Toezicht Effectenverkeer 1995", the "Securities Act") it is prohibited to offer securities upon issue in or from within the Netherlands and outside a closed circle or to hold the prospect of such offering by means of advertisements or documents. The Netherlands Securities Board ("Stichting Toezicht Effectenverkeer") generally takes the view that the offering of securities by a company to employees, managing directors or supervisory directors thereof and to employees, managing directors or supervisory directors of subsidiaries ("dochtermaatschappijen") of such company within the meaning of article 24a Book of 2 of the Netherlands Civil Code falls within a "closed circle" within the meaning of article 3 paragraph 1 of the Securities Act. According to the Netherlands Securities Board an offering of securities to a broader group of securities of persons, including e.g. consultants, does not fall within such "closed circle". It is uncertain what

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        the legal consequences are of acting in breach of the prohibition as set out in article 3 paragraph 1 of the Securities Act. It cannot be excluded that the relevant legal act is null and void or voidable;

(bb) the opinions expressed herein are limited by any applicable bankruptcy, moratorium and other similar laws (including statutory preferences) affecting creditors' rights generally;

(cc) to the extent Netherlands law is applicable, the enforcement of obligations of the Company and the other parties to the Agreement may be limited to the extent that a court may, as a result of a general principle of Netherlands civil law, in an exceptional situation - dependent upon all relevant circumstances of the particular case - deem enforcement contrary according to the concept of reasonableness and fairness ("redelijheid en billijkheid");

(dd) article 8 of Book 2 of the Netherlands Civil Code provides that a legal entity and the persons who, by virtue of the law or its articles of association, are involved with its organisation must, in such capacity, conduct themselves in relation to each other in accordance with the requirements of reasonableness and fairness ("redelijkheid en billijkheid"). A rule which is binding them by virtue of the law, usage, the articles of association, bylaws or a resolution shall not apply to the extent that, in the circumstances, such is unacceptable according to standards of reasonableness and fairness;

(ee) (without derogating from opinion 2 hereof) no opinion is rendered with respect to any of the Aurum Stock Plans;

(ff) no opinion is rendered with respect to the assumption by the Company under the Agreement of the Aurum Stock Plans.

Without my prior written consent, this opinion letter may not be transmitted to or filed with any other person, firm, company or institution.

I herewith consent to the filing of this opinion as an exhibit to the Registration Statement and to the incorporation by reference of the reference to the Brauw Blackstone Westbroek in the prospectus included in the Registration Statement under the heading "Interests of Named Experts and Counsel". In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1993, as amended.


                                        Very truly yours,

                                        /s/ PAUL CRONHEIM
                                        ----------------------------
                                        Paul Cronheim